 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2017 (March 8, 2017)

 LEO MOTORS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53525	81-4108026
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

ES Tower 7F, Teheranro 52 Gil 17, Gangnamgu, Seoul	06212
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entries Into a Material Definitive Agreement

Item 2.01  Completion of Acquisition or Disposition of Assets

On March 8, 2017, Leo Motors, Inc., a Nevada corporation (the "Company"), entered into a purchase agreement (the "Agreement") with the sole shareholder of Leo Members, Inc., a corporation incorporated in the Republic of Korea ("Members"), pursuant to which the Company purchased 3,000,000 shares of Members' common stock in exchange for Three Hundred Million (300,000,000 KRW) South Korean Won (approximately $268,869 U.S. Dollars). The former sole shareholder of Members is the co-Chief Executive Officer of the Company. As a result of the transaction, Members has become a wholly-owned subsidiary of the Company.

On March 8, 2017, the Company entered into a purchase agreement with Members (the "Purchase Agreement"), pursuant to which Members purchased from the Company 200,000 shares of common stock of Leo Motors Factory, Inc., a Republic of Korea corporation and subsidiary of the Company ("Leo Factory 1"), 15,000 shares of common stock of Leo Motors Factory 2, Inc., a Republic of Korea corporation and subsidiary of the Company ("Leo Factory 2"), and 100,000 shares of common stock of Leo Trading, Inc., a Republic of Korea corporation and subsidiary of the Company ("Leo Trading") for an aggregate of Three Hundred Million (300,000,000 KRW) South Korean Won (approximately $268,869 U.S. Dollars). As a result of the transaction, Members acquired a 50% interest in each of Leo Factory 1, Leo Factory 2 and Leo Trading and the Company's equity ownership percentage in each of Leo Factory 1, Leo Factory 2 and Leo Trading decreased from 50% to 0%.

Copies of the Agreement and the Purchase Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. The foregoing description of each of the Agreement and the Purchase Agreement is not complete and is qualified in its entirety by reference to Exhibits 10.1 and 10.2, referenced above and is incorporated by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(a)(b) The financial statements and pro forma financial information for the above described acquisition will be reported on an amended Current Report on Form 8-K, if required, not later than 71 days from the date hereof.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Agreement
10.2	Form of Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: March 13, 2017	By: /s/Shi Chul Kang
Shi Chul Kang
Co-Chief Executive Officer

By: /s/ Jun Heng Park
Jun Heng Park
Co-Chief Executive Officer